Legg Mason Partners Money Market Trust
US Treasury Reserves
77-C

Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level
on various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of
Board Members
and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Authority
Nominees 	       Votes For 	   Withheld Abstentions
Elliot J. Berv         1,185,010,996.520   57,962,846.620 0.000
A. Benton Cocanougher  1,186,281,691.720   56,692,151.420 0.000
Jane F. Dasher         1,186,937,939.980   56,035,903.160 0.000
Mark T. Finn           1,186,374,230.020   56,599,613.120 0.000
Rainer Greeven         1,185,908,977.710   57,064,865.430 0.000
Stephen Randolph Gross 1,184,358,816.740   58,615,026.400 0.000
Richard E. Hanson, Jr. 1,184,428,472.040   58,545,371.100 0.000
Diana R. Harrington    1,186,519,237.710   56,454,605.430 0.000
Susan M. Heilbron      1,186,471,865.790   56,501,977.350 0.000
Susan B. Kerley        1,185,253,930.210   57,719,912.930 0.000
Alan G. Merten         1,184,120,353.320   58,853,489.820 0.000
R. Richardson Pettit   1,186,490,630.290   56,483,212.850 0.000
R. Jay Gerken, CFA     1,185,172,416.110   57,801,427.030 0.000
? Board Members are elected by the shareholders of all of
the series of
the Trust, of which the
Fund is a series.
2. Agreement and Plan of Reorganization
Broker
Item Voted On
    	Votes For       Votes Against  Abstentions    Non-Votes
Reorganize as a Series of a
Maryland Business Trust
	996,263,560.370 53,132,751.320 28,955,848.450 164,621,683.000
On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund?s Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker
non-votes as to the following proposal: Revise Fundamental Investment
Policies.
Revise Fundamental Investment Policies
Broker
Items Voted On
	Votes For       Votes Against Abstentions Non-Votes
Borrowing Money
	116,410,632.130 1,518,841.590 515,265.000 19,213,478.000
Underwriting
	115,918,982.060 2,002,346.660 523,410.000 19,213,478.000
Lending
	116,010,642.130 1,968,129.590 465,967.000 19,213,478.000
Issuing Senior Securities
        116,004,386.130 1,968,129.590 472,223.000 19,213,478.000
Real Estate     116,008,898.130 1,978,016.590 457,824.000 19,213,478.000
Commodities     115,957,045.130 2,029,869.590 457,824.000 19,213,478.000